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                                                                                                                       Exhibit 12.1
                                      Calculation of the Ratio of Earnings to Fixed Charges

                                                                                                                       Nine Months
                                                                      Years Ended December 31,                            Ended
                                             -----------------------------------------------------------------------  September 30,
                                                1998            1999          2000           2001           2002           2003
                                             ----------     -----------    ----------     -----------    ----------- ---------------
 Pre-tax income (loss) from continuing
  operations before adjustment for minority
  interests in consolidated subsidiaries or
  income or loss from equity investees       $(1,637,844)   $(1,753,723)   $  (354,331)   $(8,691,071)   $(3,447,461)   $   212,703


 Fixed charges                                 1,061,852        432,744      1,171,048        177,789         30,227         34,958


 Amortization of capitalized interest               --             --             --             --             --             --


 Distributed income of equity investees             --             --             --             --             --             --


 Our share of pre-tax losses of equity
  investees for which charges arising from
  guarantees are included in fixed charges          --             --             --             --             --             --

 Interest capitalized                         (1,058,595)      (415,262)    (1,154,099)      (165,813)        42,261        (27,577)

 Minority interest in pre-tax income of
  subsidiaries that have not incurred
  fixed charges                                     --             --             --             --             --        1,552,978
                                             -----------    -----------    -----------    -----------    -----------    -----------



 Earnings (Loss)                             $(1,634,587)   $(1,736,241)   $  (337,382)   $(8,679,095)   $(3,374,973)   $ 1,773,062
                                             ===========    ===========    ===========    ===========    ===========    ===========




 Interest expensed and capitalized           $ 1,058,595    $   415,262    $ 1,154,099    $   165,813    $   (42,261)   $    27,577

 Amortized premiums, discounts and
  capitalized expenses related to
  indebtedness                                      --             --             --             --           62,501           --


 Estimate of the interest within rental
  expense                                          3,257         17,482         16,949         11,976          9,987          7,381
                                             -----------    -----------    -----------    -----------    -----------    -----------



 Fixed Charges                               $ 1,061,852    $   432,744    $ 1,171,048    $   177,789    $    30,227    $    34,958
                                             ===========    ===========    ===========    ===========    ===========    ===========



 Ratio of Earnings (Loss) to Fixed
  Charges                                          (1.54)         (4.01)         (0.29)        (48.82)       (111.65)         50.72
                                             ===========    ===========    ===========    ===========    ===========    ===========




 Coverage Deficiency                         $ 2,696,439    $ 2,168,985    $ 1,508,430    $ 8,856,884    $ 3,405,200    $      --
                                             ===========    ===========    ===========    ===========    ===========    ===========

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